EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-292415) of our report dated April 10, 2025, with respect to the consolidated financial statements of Infobird Co., Ltd and its subsidiaries, appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Audit Alliance LLP

Singapore

April 2, 2026